Exhibit 10.9

Amendment Number 1

to the

Scholastic Corporation

2001 Stock Incentive Plan

(Amended and Restated as of July 21, 2009)

1. The following amendments are made effective as of May 21, 2013 to the Scholastic Corporation 2011 Stock Incentive Plan (Amended and Restated as of July 21, 2009) (“Plan”):

(a) Article VI of the Plan is amended by adding new Section 6.3(h) as follows:

“(h) AUTOMATIC EXERCISE. The Plan administrator may provide in a Stock Option Agreement or otherwise that any Stock Option outstanding on the last business day of the term of such Stock Option (“Automatic Exercise Date”) that has a “Specified Minimum Value” shall be automatically and without further action by the Participant (or in the event of the Participant’s death, the Participant’s personal representative or estate) be exercised on the Automatic Exercise Date. Payment of the grant price of such Stock Option may be made pursuant to such procedures as may be approved by the Plan administrator from time to time and the Company shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 13.4. For purposes of this Section 6.3(h), the term “Specified Minimum Value” means that the Fair Market Value per share of Common Stock exceeds the exercise price of a share subject to an expiring Stock Option by at least $0.50 cents per share or such other amount as the Plan administrator shall determine from time to time. The Plan administrator may elect to discontinue the automatic exercise of Stock Options pursuant to this Section 6.3(h) at any time upon notice to a Participant. The automatic exercise of a Stock Option pursuant to this Section 6.3(h) shall apply only to a Stock Option Award that has been timely accepted by a Participant under procedures specified by the Plan administrator from time to time.”

2. Except as specifically amended by the foregoing, the Plan remains in full force and effect in accordance with the terms thereof prior to such amendment.

3. The foregoing amendment was duly approved by resolution of the Human Resources and Compensation Committee of the Board of Directors of Scholastic Corporation at its meeting held on May 21, 2013 and shall become effective on May 21, 2013.